Theravance Reports Third Quarter 2006 Results

SOUTH SAN FRANCISCO, CA -- 10/26/2006 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the third quarter ended September 30, 2006. The net loss for the third quarter of 2006 was $37.8 million compared to $37.8 million during the same period of 2005. The loss was primarily due to research and development costs associated with telavancin Phase 3 clinical programs and additional stock-based compensation expense associated with the adoption of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)). Research and development costs of $39.1 million during the third quarter 2006 were $1.7 million lower than the quarter ended June 30, 2006, due to lower clinical trial enrollment costs.

"This was an important and exciting quarter for Theravance," said Rick E Winningham, Chief Executive Officer. "We reported positive results from the company's telavancin Phase 3 program in complicated skin and skin structure infections, saw promising initial results in our Phase 1 resistant Gram-positive antibiotic program with our unique heterodimer compound, TD-1792, and, in October, initiated a Phase 2 program in GI motility. We are on track to submit the NDA for telavancin by the end of the year."

Program Highlights

Bacterial Infections Programs

Telavancin

We reported positive results from our Phase 3 studies for the treatment of patients with serious Gram-positive complicated skin and skin structure infections (cSSSI), including those due to resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA), and plan to file a new drug application with the Food & Drug Administration by the end of the year.

Our Phase 3 program for the treatment of resistant Gram-positive hospital-acquired pneumonia continues to progress. Completion of enrollment in this program will likely occur during the first half of 2007.

Sixteen telavancin posters were presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September. In addition, data from our Phase 3 cSSSI program were presented at the Third International Symposium on Resistant Gram-Positive Infections and the Infectious Diseases Society of America (IDSA) in October.

Heterodimer

We recently completed multiple-dose Phase 1 studies of our unique heterodimer antibiotic, TD-1792, which combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule. The initial results of these studies demonstrated that TD-1792 was generally well tolerated and had a profile consistent with once-daily dosing.

Respiratory Programs

Beyond Advair

Our collaboration with GlaxoSmithKline (GSK) to develop and commercialize a Long-Acting Beta2 Agonist (LABA) product candidate for the treatment of asthma and chronic obstructive pulmonary disease (COPD) continues to progress, with two compounds expected to generate Phase 2b data by mid-2007.

Inhaled Long-Acting Muscarinic Antagonist (LAMA) and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) Programs

The first compound in our MABA program for the treatment of COPD successfully completed single-dose Phase 1 studies and has recently begun multiple-dose Phase 1 studies. Our LAMA program, also for COPD, continues to progress.

Gastrointestinal (GI) Motility Dysfunction Program

We recently initiated a Phase 2 clinical program in GI motility dysfunction with TD-5108, an investigational compound for the treatment of chronic constipation. The goal of this program is to develop a product with a once-a-day oral dosing and prokinetic efficacy superior to existing market-leading medicines.

Financial Results

Revenue

Revenue was $5.5 million in the third quarter of 2006 compared to $3.0 million in the same period of 2005. This increase was primarily due to higher amortization of upfront and milestone payments received from the company's partnerships with GSK and Astellas Pharma Inc. (Astellas). All payments received to date under these agreements are being amortized over the relevant performance periods rather than recognized when received.

Research and Development

Research and development spending for the third quarter of 2006 increased to $39.1 million compared to $37.0 million for the same period of 2005 and decreased by $1.7 million compared to $40.8 million in the second quarter of 2006. The year-over-year increase was primarily driven by higher stock-based compensation associated with SFAS 123(R) offset by lower external research and development costs associated with our Phase 3 programs for telavancin. Total research and development stock-based compensation expense for the three months ended September 30, 2006 was $3.0 million compared to $0.8 million for the same period in 2005. Total external research and development costs were $20.6 million in the third quarter of 2006 compared to $22.0 million in the same period of 2005.

General and Administrative

General and administrative costs for the third quarter of 2006 increased to $7.9 million compared to $5.3 million in the same period of 2005 primarily driven by the adoption of SFAS 123(R) and higher employee and consulting costs. Total general and administrative stock-based compensation expense for the third quarter of 2006 was $1.7 million compared to $0.3 million for the same period of 2005.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $267.1 million as of September 30, 2006, a decrease of $26.4 million during the quarter. This decrease was primarily due to cash usage of approximately $36.4 million during the third quarter offset by the receipt of an upfront payment of $10.0 million from Astellas for the addition of Japan to the companies' telavancin collaboration.

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through November 25, 2006. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on November 25, 2006 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 2291460.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the goals and timing of seeking regulatory approval of our product candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2006, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                             THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)

                              Three Months Ended       Nine Months Ended
                                 September 30,           September 30,
                            ----------------------  ----------------------
                               2006        2005        2006        2005
                            ----------  ----------  ----------  ----------
                                  (unaudited)             (unaudited)

Revenue (1)                 $    5,524  $    3,006  $   14,657  $    8,676

Operating expenses:
  Research and development (2)  39,103      37,034     128,562      96,120
  General and
   administrative (2)            7,868       5,349      24,041      18,200

                            ----------  ----------  ----------  ----------
Total operating expenses        46,971      42,383     152,603     114,320
                            ----------  ----------  ----------  ----------

Loss from operations           (41,447)    (39,377)   (137,946)   (105,644)

Interest and other income, net   3,875       1,716      10,234       5,153
Interest expense                  (208)       (125)       (495)       (462)
                            ----------  ----------  ----------  ----------
Net loss                    $  (37,780) $  (37,786) $ (128,207) $ (100,953)
                            ==========  ==========  ==========  ==========
Net loss per share (3)      $    (0.63) $    (0.71) $    (2.18) $    (1.90)
                            ==========  ==========  ==========  ==========

Shares used in computing
 net loss per share (3)         59,762      53,416      58,702      53,155
                            ==========  ==========  ==========  ==========

(1) Revenue includes amounts from GSK, a related party, of $3.4 million and
    $9.7 million for the three months and nine months ended September 30,
    2006, respectively, and $3.0 million and $8.7 million for the three months and nine months ended September 30, 2005, respectively.

(2) Amounts include stock-based compensation expense for the three months and nine months ended September 30 as follows (in thousands):

                                      Three Months Ended  Nine Months Ended
                                         September 30,      September 30,
                                       -----------------  -----------------
                                         2006     2005      2006     2005
                                       -------- --------  -------- --------
                                         (unaudited)        (unaudited)

    Research and development           $  3,042 $    785  $  9,378 $  2,466
    General and administrative            1,674      307     7,106    1,468
                                       -------- --------  -------- --------
    Total stock-based compensation
     expense                           $  4,716 $  1,092  $ 16,484 $  3,934
                                       ======== ========  ======== ========

(3) Shares used in computing net loss per share exclude approximately 10.4 million and 10.0 million shares issuable upon exercise of outstanding stock options and warrants and shares subject to repurchase as of
    September 30, 2006 and 2005, respectively, as their effect would be antidilutive.

                             THERAVANCE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                  (In thousands, except per share data)

                                               September 30,  December 31,
                                                   2006           2005
                                               -------------  -------------
                                               (unaudited)        (2)

Assets
  Cash, cash equivalents and marketable
   securities                                  $     223,255  $     161,925
  Other current assets                                 4,130          4,893
  Marketable securities – non-current                 43,800         38,084
  Property and equipment, net                         14,281         13,180
  Other assets                                         6,884          6,753
                                               -------------  -------------
    Total assets                               $     292,350  $     224,835
                                               =============  =============

Liabilities and stockholders’ equity
  Current liabilities, net of current portion
   of deferred revenue (1)                     $      32,769  $      31,179
  Deferred revenue (1)                               158,587        128,245
  Other long-term liabilities                          6,960          5,827
  Stockholders’ equity                                94,034         59,584
                                               -------------  -------------
Total liabilities and stockholders’ equity     $     292,350  $     224,835
                                               =============  =============

(1) Deferred revenue includes the current portion of $22.0 million and
    $17.0 million as of September 30, 2006 and December 31, 2005, respectively. The net increase in total deferred revenue is a result of additional upfront and milestone payments that were earned under the company’s strategic alliance with GSK and its collaboration with
    Astellas partially offset by the amortization of deferred revenue.

(2) The condensed consolidated balance sheet amounts at December 31, 2005 are derived from audited financial statements.

Contact Information:

Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com